Exhibit 10.3

AMENDMENT TO

ENGAGESMART, INC.

2021 INCENTIVE AWARD PLAN

EngageSmart, Inc. 2021 Incentive Award Plan (the “Plan”) is amended as set forth below, effective as of October 30, 2023:

A. Section 8.3 of the Plan is deleted and replaced in its entirely by the following:

“(b) If a Change in Control occurs and a Participant’s Awards are assumed pursuant to Section 8.3(a), and, on or within 12 months following such Change in Control, the Company or its successor entity or a parent or subsidiary thereof terminates such Participant’s employment or service with such entity for any reason (other than for Cause and other than as a result of such Participant’s death or Disability), then, except as may otherwise be provided by the Administrator in its discretion at the time of grant, (i) such Participant’s remaining unvested Awards (including any Substitute Awards) shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards (including any Substitute Awards) shall lapse, on the date of such Termination of Service, and (ii) with respect to Options then held by such Participant, the Participant shall have a period of 6 months following the date of such Termination of Service (or such longer period as may be set forth in the applicable Award Agreement(s)) to exercise such Options, to the extent that he or she was otherwise entitled to exercise such Options on the date of such Termination of Service (but in no event shall any Option remain exercisable beyond its outside expiration date).”

B. Capitalized terms as used in this Amendment and not otherwise defined in this Amendment, shall have the meanings assigned to them in the Plan. The Plan shall otherwise be unchanged by this Amendment.

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